Exhibit 10.13

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement"), dated as of November 12, 2002, between USRA LEVERAGED NET LEASE, LLC, a Delaware limited liability company ("Seller") having an address c/o U.S. Realty Advisors LLC, 1370 Avenue of the Americas, New York, New York 10019, and MOTEL ASSETS HOLDINGS LLC, a Delaware limited liability company ("Purchaser") having an address at 5847 San Felipe, Suite 2600, Houston, Texas 77057.

RECITALS:

A.           Seller owns 100% of the beneficial ownership (the "Sale Assets") in M-Six Penvest II Business Trust (the "Penvest Trust");

B.           The Penvest Trust owns 100% of the beneficial ownership in M-Six Penvest II Business Trust (LA) (the "Louisiana Trust");

C.           The Penvest Trust (i) owns a 99% limited partnership interest in M-Six Penvest II Limited Partnership (NEV.) (the "Nevada Partnership") and (ii) is the sole shareholder of M-Six Penvest II GP Corp. (NEV.), a Delaware corporation (the "Nevada Corporation"), which owns a 1 % general partnership interest in the Nevada Partnership;

D.           The Penvest Trust, either directly or indirectly through the Louisiana Trust or the Nevada Partnership, as the case may be, owns parcels of land described in Schedule A hereto and the improvements situated thereon (the "Properties"), subject to the Indenture (as hereinafter defined), the Net Lease (as hereinafter defined) and other exceptions to title;

E.           Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Sale Assets, in accordance with and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser agree as follows:

ARTICLE I
Definitions

The following capitalized terms used in this Agreement shall have the meanings ascribed to them below:

"Central Account Agreement" shall mean the Central Account Agreement, dated as of April 30, 1998, by and among the Penvest Trust, Nomura and LaSalle National Bank, in which certain trust accounts were established.

"Closing" shall have the meaning set forth in Section 2.03 (a) of this Agreement.

"Closing Date" shall have the meaning set forth in Section 2.03 (a) of this Agreement.

 "Deposit" shall have the meaning set forth in Section 2.02 of this Agreement.

"Designated Parties" shall have the meaning set forth in Section 3.01 of this Agreement.

"Escrow Agent" shall have the meaning set forth in Section 2.02 of this Agreement.
"Governmental Authority" shall mean any United States federal, state, regional or local governmental or political subdivision thereof, any regulatory or administrative authority, or agency or commission or any court, tribunal, or judicial or arbitral body.

"Guarantor" shall mean Accor S.A.

"Indenture Note" shall mean the Promissory Note, dated April 30, 1998, from the Penvest Trust, the Louisiana Trust and the Nevada Partnership in favor of Nomura, which note was subsequently amended and restated as two separate notes by (a) Class A Promissory Note, dated April 30, 1998, from the Penvest Trust, the Louisiana Trust and the Nevada Partnership in favor of Lender, as successor in interest to Nomura, and (b) Class B Promissory Note, dated April 30, 1998, from the Penvest Trust, the Louisiana Trust and the Nevada Partnership in favor of Lender, as successor in interest to Nomura.

"Indenture" shall mean the Indenture of Mortgage, Deed of Trust, Security Agreement, Fixture Filing, Financing Statement and Assignment of Rents and Leases, dated as of April 30, 1998, affecting the Properties, from the Penvest Trust, the Louisiana Trust and the Nevada Partnership, to Nomura, as amended by Amendment No. 1 to Indenture and Other Operative Documents, dated as of September 1, 1998, and as further amended by Amendment No. 2 to Indenture and Other Operative Documents, dated as of March 1, 2000.

"Lender" shall mean The Capital Company of America LLC, successor in interest to Nomura.

"Lender's Consent" shall have the meaning given such term in Section 2.02(c) of this Agreement.
"Lessee" shall mean Universal Commercial Credit Leasing III, Inc.

"Lessee Consent" shall mean the Assignment of Master Lease and Guaranty Consent Agreement, dated as of April 30, 1998, by and among the Penvest Trust, the Louisiana Trust and the Nevada Partnership, Nomura and Lessee, in which, among other things, Lessee consents to the assignment of the Net Lease to Nomura.

"Loan Agreement" shall mean the Loan Agreement, dated as of April 30, 1998, by and between the Penvest Trust and Nomura.

"Louisiana Trust" shall mean the Louisiana trust identified in the Recitals to this Agreement which owns the Property located in Louisiana.

"Material Organizational Documents" shall mean, collectively, the following documents, as the same may hereafter be amended:

(a)           Certificate of Trust of the Penvest Trust;
(b)           Trust Agreement of the Penvest Trust;
(c)           Extract of Trust Agreement of the Louisiana Trust;
(d)           Trust Agreement of the Louisiana Trust;
(e)           Certificate of Limited Partnership of the Nevada Partnership;
(f)	Amended and Restated Agreement of Limited Partnership of the Nevada Partnership;
(g)           Restated Certificate of Incorporation of the Nevada Corporation; and
(h)           By-Laws of the Nevada Corporation.

"Net Lease" shall mean the Lease Agreement, dated as of April 30, 1998, by and among the Penvest Trust, the Louisiana Trust and the Nevada Partnership and Lessee, demising the Properties.

"Net Lease Assignment" shall mean the Assignment of Master Lease and Guaranty, dated as of April 30, 1998, by and among the Penvest Trust, the Louisiana Trust and the Nevada Partnership, in favor of Nomura, assigning their interest in the Net Lease and the Net Lease Guaranty.

"Net Lease Guaranty" shall mean the Lease Guaranty, dated as of April 30, 1998, from Guarantor guaranteeing the obligations of Lessee under the Net Lease.

"Nevada Corporation" shall mean the Delaware corporation identified in the Recitals to this Agreement.

"Nevada Partnership" shall mean the Delaware limited partnership identified in the Recitals to this Agreement which owns the Property located in Nevada.

"Nomura" shall mean Nomura Asset Capital Corporation.

"Outside Date" shall have the meaning given such term in Section 2.03 of this
Agreement.

"Penvest Trust" shall mean the Delaware business trust identified in the Recitals to this Agreement which either directly owns the Properties or (a) indirectly through the Louisiana Trust, owns the Property located in Louisiana, and (b) indirectly through the Nevada Limited Partnership, owns the Property located in Nevada.

"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Properties" shall mean the parcels of land described in Schedule A hereto and the improvements situated thereon.

 "Property Material Agreements" shall mean, collectively, the following agreements affecting the Properties as of the date hereof, as the same may hereafter be amended:

(a)           the Net Lease;
(b)           the Net Lease Guaranty;
(c)           the Indenture Note;
(d)           the Indenture;
(e)           the Net Lease Assignment;
(f)           the Lessee Consent;
(g)           the Central Account Agreement;
(h)           the Loan Agreement; and
(i)           the Residual Value Policy.

"Purchase Price" shall have the meaning given such term in Section 2.02 of this
Agreement.

"Purchaser's Closing Costs" shall have the meaning given such term in Section 2.04(b) of this Agreement.

"Purchaser Closing Documents" shall have the meaning given such term in Section 3.02(b) of this Agreement.

"Residual Value Policy" shall mean Residual Value Insurance Policy Number 01-01-20-0189, dated as of April 30, 1998, issued by R.V.I. America Insurance Company with respect to the Properties with the Penvest Trust as Insured thereunder and Nomura as Loss Payee thereunder.

"Right of Access Agreement" shall mean the Indemnity and Right of Access Agreement, dated as of August 27, 2002, between Seller and Salmon Creek LLC.

"Sale Assets" shall have the meaning given such term in the Recitals of this Agreement.

"Seller's Closing Costs" shall have the meaning given such term in Section 2.04(a) of this Agreement.

"Seller Closing Documents" shall have the meaning given such term in Section 3.01(b) of this Agreement.

"Seller's Parties" shall have the meaning given such term in Section 2.05(c) of this Agreement.

"Title Insurer" shall have the meaning given such term in Section 4.04(b) of this Agreement.

 "Title Policies" shall have the meaning given such term in Section 4.04(b) of this Agreement.

ARTICLE II
Agreement to Sell and Purchase;
Terms of Sale and Purchase

2.01.           Agreement to Sell and Purchase. Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Sale Assets, in accordance with and subject to the terms and conditions of this Agreement.

2.02.           Purchase Price; Prorations. (a) The purchase price payable by Purchaser to Seller for the Sale Assets shall be Three Million One Hundred Thousand Nine Hundred Ninety-Two and 64/100 Dollars ($3,100,992.64), subject to adjustment as described in clause (ii) (the "Purchase Price"), payable as follows:

(i)           Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (such amount, together with any interest earned thereon, being hereafter referred to as the "Deposit") simultaneously with the execution and delivery of this Agreement by check, subject to collection, payable to the order of Proskauer Rose LLP ("Escrow Agent"), to be held by Escrow Agent pursuant to and in accordance with the provisions of Section 4.05 hereof; and

(ii)           Two Million Eight Hundred Fifty Thousand Nine Hundred Ninety-Two and 64/100 Dollars ($2,850,992.64), subject to adjustment as hereinafter described, less any interest earned on the Deposit, representing the balance of the Purchase Price, on the Closing Date by wire transfer of immediately available United States federal funds to the account or accounts designated by Seller. Any wire transfer on the Closing Date shall be made by 2:00 P.M., New York City time, on such date. Purchaser acknowledges that, as of August 15, 2002, the existing indebtedness evidenced by the Indenture Note and secured by the Indenture was Forty-Nine Million Six Hundred Fifteen Thousand Eight Hundred Eighty-Two and 29/100 Dollars ($49,615,882.29) and agrees that to the extent any payments are made on such indebtedness between August 15, 2002 and the Closing which shall reduce the unpaid principal amount thereof below the amount set forth in this Section 2.02(a)(ii)y then the amount payable under this Section 2.02(a)(ii) shall be increased by the amount of such payments of principal.

It is understood that Purchaser is purchasing the Sale Assets subject to the obligation of Penvest Trust, the Louisiana Trust and the Nevada Partnership to pay the Indenture Note in the aggregate original face amount of Fifty-One Million Nine Hundred Thirty-Four Thousand Four Hundred Eighty-Nine and 63/100 Dollars ($51,934,489.63), and subject to the obligations of Penvest Trust, the Louisiana Trust and the Nevada Partnership, as the case may be, under the Net Lease, the Indenture Note, the Indenture and all other Property Material Agreements, which obligations shall survive the purchase by Purchaser. Seller and Purchaser further agree that if this transaction had been a sale of fee title to the Properties by the Penvest Trust, the Louisiana Trust and the Nevada Partnership to Purchaser rather than a sale of the Sale Assets, the Penvest Trust, the Louisiana Trust and the Nevada Partnership would have been willing to sell to Purchaser, and Purchaser would have been willing to purchase from the Penvest Trust, the Louisiana Trust and the Nevada Partnership, the Properties for a purchase price, as of August 15, 2002, equal to Fifty-Two Million Seven Hundred Sixteen Thousand Eight Hundred Seventy-Four and 93/100 Dollars ($52,716,874.93), on substantially the same teens as set forth herein, including without limitation acquiring the Properties subject to the loan evidenced by the Indenture Note.

(b)           Purchaser acknowledges that the Properties are net leased to Lessee pursuant to the Net Lease and that Basic Rent (as defmed in the Net Lease) under the Net Lease is payable directly to the Lender in arrears on the first day of each calendar month for the immediately preceding calendar month and is utilized for the payment of the Debt Service Payment (as defined in the Indenture Note) which is also payable in arrears for the immediately preceding calendar month. On the Closing Date, Seller and Purchaser shall prorate net cash flow payments, such that there shall be an adjustment in favor of Seller in an amount equal to (i) the difference between the Basic Rent payable under the Net Lease for the month in which the Closing Date occurs and the Debt Service Payment for such month, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of the month in which the Closing occurs through the day immediately preceding the Closing Date and the denominator of which is the total number of days in the month in which the Closing occurs. It is the intention of the parties to adjust only the net cash flow after payment of debt service. In addition, on the Closing Date, the annual trustee fees payable to Wilmington Trust Company shall be adjusted as of 11:59 p.m. on the day immediately preceding the Closing Date. There shall be no other prorations or adjustments. Purchaser acknowledges that neither any bank accounts maintained by Seller nor any funds therein will become the property of, be transferred to, or become under the control of, Purchaser upon the Closing.

(c)           Purchaser acknowledges that the Indenture requires the consent of Lender for Purchaser to purchase the Sale Assets and for Seller to liquidate the Nevada Corporation and the Nevada Partnership as contemplated by Section 2.03(c). Purchaser further acknowledges that, at the request of Purchaser, Seller has contacted the Lender and initiated the process to obtain such consent. Seller shall use reasonable efforts (at no cost or expense to Seller except as expressly provided herein) to obtain, and Purchaser shall, at its sole cost and expense, provide such documentation and opinions of counsel as may be required by Lender and otherwise cooperate with Seller to obtain, Lender's consent to and to satisfy all other conditions and obligations with respect to the purchase of the Sale Assets by Purchaser and the liquidation of the Nevada Corporation and the Nevada Partnership as contemplated by Section 2.03(c) in accordance with the terms of Section 2.16 of the Indenture and in any other of the related loan documents (collectively, "Lender's Consent"); provided, however, that failure of Seller to obtain Lender's Consent shall in no event constitute a default or failure by Seller under this Agreement regardless of the nature of Seller's efforts as long as Seller did not, prior to the Outside Date and in the absence of a default by Purchaser hereunder, instruct Lender to cease pursuing the process whereby Lender's Consent was being sought. Purchaser shall pay all expenses (including, without limitation, all servicing fees and charges) which may be incurred or imposed by Lender in connection with seeking Lender's Consent (which obligation shall survive the Closing, or in the alternative, the termination of this Agreement); provided, however, that upon Closing or upon termination of this Agreement as a result of a failure to satisfy a condition to Closing (other than obtaining Lender's Consent) not caused by the default of either party hereto, Seller shall reimburse Purchaser for a portion of such expenses to the extent provided in Section 2.04 or 2.05(a), as applicable. Purchaser agrees to promptly submit to Seller (for delivery to Lender), all documentation, information or other materials required by Lender in connection with obtaining Lender's Consent and Seller agrees to deliver to Lender all such documentation, information or other materials so submitted. In the event that all such conditions and obligations relating to the purchase of the Sale Assets by Purchaser (including, without limitation, obtaining Lender's Consent) have not been satisfied on or before the Outside Date through no default of Purchaser, this Agreement shall terminate (other than the parties' obligation to pay Lender's expenses as and to the extent provided by Section 2.05(a)) and Purchaser shall be entitled to receive the Deposit (together with any interest earned thereon) less any portion thereof required to satisfy such obligations of Purchaser not theretofore satisfied. If Purchaser shall default in its obligations under this paragraph, the entire Deposit (together with any interest earned thereon) shall be retained by Seller as liquidated damages.

2.03.           The Closing.

(a)           The consummation of the sale and purchase of the Sale Assets contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York or at such other location in New York City as shall be mutually acceptable to the parties, at 2:00 p.m., New York City time on the date which is three business days following the date upon which Lender's Consent is obtained (or if such date is not a business day, the next succeeding business day), or such earlier date as may be acceptable to the parties (the "Closing Date"); provided, however, in no event shall the Closing Date occur later than December 6, 2002 (the "Outside Date") (time being of the essence as to such date).

(b)           On the Closing Date, Seller shall sell, assign, transfer and convey to Purchaser all of Seller's right, title and interest in the Sale Assets by delivery to Purchaser of an instrument of assignment (the "Assignment") in the form annexed hereto as Schedule B, and Purchaser shall pay to Seller the balance of the Purchase Price therefor as contemplated by Section 2.02 hereof.

(c)           Immediately prior to the Closing, Seller shall cause the Nevada Corporation to be liquidated and its assets distributed to the Penvest Trust, its sole stockholder, and then the Nevada Partnership to be liquidated and its assets distributed to its sole partner, the Penvest Trust, so that at the Closing the Penvest Trust shall own all right, title and interest to the Property previously owned by the Nevada Partnership.

2.04.           Closing Costs.

(a)           In connection with the conveyance of the Sale Assets by Seller to Purchaser, Seller shall pay or reimburse Purchaser, to the extent Purchaser has theretofore paid ("Seller's Closing Costs"), (i) the fees and expenses of Seller's legal counsel, (ii) upon Closing, one-half of the fee payable to the Lender in accordance with the terms of the Indenture for obtaining Lender's Consent, one-half of the fees payable to the rating agencies in accordance with the terms of the Indenture for their review of the transaction contemplated by this Agreement and one-half of the fees payable to counsel for the Lender and the rating agencies in accordance with the terms of the Indenture in connection with obtaining Lender's Consent and the rating agencies' review of the transaction contemplated by this Agreement, as the case may be, and (iii) one-half of all transfer taxes and fees, if any, payable in connection with the purchase of the Sale Assets and the liquidation of the Nevada Corporation and the Nevada Partnership.

(b)           In connection with the conveyance of the Sale Assets by Seller to Purchaser, Purchaser shall pay ("Purchaser's Closing Costs"): (i) all costs associated with its due diligence, (ii) the fees and expenses of Purchaser's legal counsel, (iii) except to the extent payable by Seller pursuant to Section 2.04(a), the fee payable to Lender in accordance with the terms of the Indenture for obtaining Lender's Consent and all other costs, expenses and fees payable by the Penvest Trust, the Louisiana Trust and the Nevada Partnership pursuant to the provisions of the Indenture in connection with the review, approval and documentation of the transaction contemplated by this Agreement, and (iv) one-half of all transfer taxes and fees, if any, payable in connection with the purchase of the Sale Assets and the liquidation of the Nevada Corporation and the Nevada Partnership, and (v) all title insurance premiums and other charges.

(c)           The provisions of this Section 2.04 shall survive the Closing.

2.05.           Seller's Costs/Default/Non-Recourse.

(a)           If this Agreement shall terminate or the Closing shall not have occurred for any reason whatsoever other than either (i) a willful default by Seller or a violation of a representation by Seller contained in Section 3.01 of this Agreement or (ii) Purchaser's failure or refusal to perform Purchaser's obligations in accordance with this Agreement or a violation of a representation by Purchaser contained in Section 3.02 of this Agreement, then each party shall be obligated to pay one-half of the fee payable to Lender for obtaining Lender's Consent with respect to the transaction contemplated by this Agreement, and one-half of all other costs, expenses and fees payable by the Penvest Trust, the Louisiana Trust and the Nevada Partnership pursuant to the provisions of the Indenture in connection with the review, approval and documentation of the transaction contemplated by this Agreement, except the fees and expenses of Seller's and Purchaser's legal counsel, which shall be borne by Seller and Purchaser, respectively; provided, however, that if this Agreement shall terminate or the Closing shall not have occurred due to or for reasons including the failure to obtain Lender's Consent by the Outside Date (but not due to Seller's default, in which case Section 2.05(c) shall govern), then Purchaser shall remain obligated to pay all of the foregoing fees, costs and expenses without contribution or reimbursement therefor by Seller, except the fees and expenses of Seller's legal counsel, which shall be borne by Seller. The Deposit (together with any interest earned thereon) shall first be applied to satisfy Purchaser's obligations under this paragraph, to the extent not theretofore satisfied, and the balance remaining, if any, shall be returned to Purchaser.

(b)           If the Closing shall not occur due to Purchaser's failure or refusal to perform Purchaser's obligations in accordance with this Agreement (other than Purchaser's failure or refusal to indemnify Seller in accordance with this Agreement or Purchaser's failure or refusal to perform an obligation that survives the Closing after the Closing takes place), then the parties hereto agree that Seller's sole remedy shall be to cause Escrow Agent to deliver to Seller the Deposit (including any interest thereon) in the manner provided in Section 4.05, which may be retained by Seller as liquidated damages, whereupon this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated to survive the termination thereof). The provisions herein contained for liquidated and agreed-upon damages are bona fide provisions and are not a penalty, the parties agreeing that by reason of Seller binding itself to the transfer of the Sale Assets and by reason of the withdrawal of the Sale Assets from sale at a time when other parties would be interested in acquiring the Sale Assets, that Seller will have sustained damages if Purchaser defaults, which damages will be substantial but will not be capable of determination with mathematical precision and therefore, as aforesaid, this provision for liquidated and agreed-upon damages has been incorporated in this Agreement as a provision beneficial to both parties.

(c)           (i)           If the Closing shall not occur due to Seller's failure or refusal to perform Seller's obligations in accordance with this Agreement, then the parties hereto agree that Purchaser, as its sole remedy, shall either (x) cause Escrow Agent to return to Purchaser the Deposit (including all interest thereon, if any) in the manner provided in Section 4.05, whereupon this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof) and recover from Seller, and Seller shall be obligated to pay to Purchaser, within 30 days of receiving invoices therefor, an amount equal to Purchaser's reasonable third-party out-of-pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement, but in no event in excess of $135,000, or (y) bring an action against Seller to seek specific performance of Seller's obligations hereunder without any abatement of the Purchase Price or allowance of any kind and in which proceeding no monetary claim is made, or monetary judgment or other relief obtained, against Seller.

(ii)           Purchaser's sole remedy with respect to a violation of a representation by Seller contained in Section 3.01 of this Agreement discovered by Purchaser prior to the Closing shall be either (1) to cause Escrow Agent to return to Purchaser the Deposit (including all interest thereon, if any) in the manner provided in Section 4.05, whereupon this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof) and recover from Seller, and Seller shall be obligated to pay to Purchaser, within 30 days of receiving invoices therefor, an amount equal to Purchaser's reasonable third-party out-of-pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement, but in no event in excess of $135,000, or (2) to close the transaction contemplated hereby (without any abatement of the Purchase Price or allowance of any kind), in which event Purchaser shall be deemed to have waived any violation of such representation.

(iii)           With respect to a violation of a representation by Seller contained in Section 3.01 discovered by Purchaser after the Closing, subject to the limitation of survival of a representation set forth in Section 3.01 hereof, Purchaser shall be entitled to commence an action to obtain actual damages against Seller; provided, however, that Seller's liability hereunder shall in no event exceed an amount equal to the Purchase Price actually received by Seller; provided, further, however, in no event shall Purchaser have the right to collect any consequential or indirect damages from Seller and Purchaser waives any and all such rights. With respect to a violation of a representation by Purchaser contained in Section 3.02 discovered by Seller after the Closing, subject to the limitation of survival of a representation set forth in Section 3.02 hereof, Seller shall be entitled to commence an action to obtain actual damages against Purchaser; provided, however, that Purchaser's liability hereunder shall in no event exceed an amount equal to the Purchase Price actually received by Seller; provided, further, however, in no event shall Seller have the right to collect any consequential or indirect damages from Purchaser and Seller waives any and all such rights.

(iv)           Anything contained in this Agreement to the contrary notwithstanding, no recourse shall be had for the payment of any sum due under this Agreement, or for any claim based hereon or otherwise in respect hereof against any members, directors, officers, employees, shareholders, policyholders, partners, affiliates, trustees, administrators or agents of Seller or of any of the foregoing or the legal representative, heir, estate, successor or assignee of any of the foregoing or against any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, "Seller's Parties"). It is understood and agreed by the parties that all of the obligations of Seller under or with respect to this Agreement may not be enforced against Seller's Parties. Anything contained in this Agreement to the contrary notwithstanding, no recourse shall be had for the payment of any sum due under this Agreement, or for any claim based hereon or otherwise in respect hereof against any members, directors, officers, employees, shareholders, policyholders, partners, affiliates, trustees, administrators or agents of Purchaser or of any of the foregoing or the legal representative, heir, estate, successor or assignee of any of the foregoing or against any other person, partnership, corporation or trust, as principal of Purchaser, whether disclosed or undisclosed (collectively, "Purchaser's Parties"). It is understood and agreed by the parties that all of the obligations of Purchaser under or with respect to this Agreement may not be enforced against Purchaser's Parties.

(d)           The provisions of this Section 2.05 shall survive the Closing or termination of this Agreement.

ARTICLE III
Representations and Warranties

3.01.           Seller Representations and Warranties. Seller represents and warrants to Purchaser that as of the date hereof:

(a)           (i)           Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(ii)           The Penvest Trust is a trust, duly formed and, based solely on a good standing certificate received from the Secretary of State of the State of Delaware, validly existing and in good standing under the laws of the State of Delaware. Based solely on certificates received from the Secretaries of State of the applicable states, the Penvest Trust is qualified to do business and is in good standing in the States of Ohio, Michigan, Arizona, Kentucky, California and West Virginia. Copies of the recent good standing certificates received with respect to the Penvest Trust have been delivered to Purchaser and Purchaser acknowledges receipt of same.

                                                (iii)           The Louisiana Trust is a valid Louisiana trust.

(iv)           The Nevada Partnership is a limited partnership, duly formed and, based solely on a good standing certificate received from the Secretary of State of the State of Delaware, validly existing and in good standing under the laws of the State of Delaware. Based solely on the good standing certificate received from the Secretary of State of the State of Nevada, the Nevada Partnership is qualified to do business and is in good standing in the State of Nevada. The Nevada Corporation has been duly formed and, based solely on a good standing certificate received from the Secretary of State of the State of Delaware, is validly existing and in good standing under the laws of the State of Delaware. Based solely on the good standing certificate received from the Secretary of State of the State of Nevada, the Nevada Corporation is qualified to do business and is in good standing in the State of Nevada.

(b)           Seller has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings it is required to deliver hereunder (collectively, the "Seller Closing Documents"), and to perform, carry out and consummate the transactions contemplated hereby and thereby, including the power and authority to sell, transfer and convey the Sale Assets to be sold by it, provided Lender's Consent to such transactions has been obtained. The execution, delivery and performance of this Agreement and the other Seller Closing Documents have been duly authorized by all necessary action of the managers of Seller, including any required approval of the members of Seller. This Agreement does, and when executed by Seller, the other Seller Closing Documents shall, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles. Neither the execution nor the delivery by Seller of this Agreement or the Seller Closing Documents nor the consummation by Seller of the transactions contemplated hereby shall (i) provided Lender's Consent has been obtained, violate any provision of the Material Organizational Documents, (ii) provided Lender's Consent has been obtained and that the representation contained in Section 3.02(d) is true and correct, violate any provision of the Property Material Agreements, or (iii) result in the creation of any lien or other encumbrance upon the Sale Assets or the Properties or violate any law or order to which the Sale Assets or the Penvest Trust, the Louisiana Trust or the Nevada Partnership is subject. Except for (x) Lender's Consent, (y) filings with the Secretaries of State of the States of Nevada and Delaware, and (z) notice to the trustee of the Penvest Trust and the Louisiana Trust under their respective trust agreements, no filings, approvals, authorization, consents, orders, permits or qualifications with, of or from any third parties are required to be made or obtained by Seller or the Penvest Trust, the Louisiana Trust or the Nevada Partnership for the execution and delivery of this Agreement or the Seller Closing Documents or the consummation by Seller of the transactions contemplated hereby.

(c)           Seller has neither received written notice of nor has actual knowledge of any action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or threatened against Seller or the Sale Assets or any Property, which is not the responsibility of Lessee under the Net Lease and which, if determined adversely to Seller would reasonably be expected to interfere in any material respect with the ability of Seller to perform its obligations under this Agreement or materially and adversely affect the value of the Sale Assets. Seller has not received written notice from a Governmental Authority asserting that any uncured violations of law, regulations, ordinances or orders have occurred or are suspected to have occurred affecting the Sale Assets or any Property or that an investigation has been commenced with respect to any such violation, which in any case is not the responsibility of Lessee under the Net Lease to cure.

(d)           Seller has delivered to Purchaser true and complete copies of the Property Material Agreements and, to the actual knowledge of Seller, the Property Material Agreements are in full force and effect.

(e)           Except as may be contained in the Net Lease and the Residual Value Policy, there are no existing rights of first refusal to purchase or lease the Properties granted by any of the Penvest Trust, the Louisiana Trust or the Nevada Partnership.

(f)           None of the Penvest Trust, the Louisiana Trust nor the Nevada Partnership have entered into any leases for the Properties other than the Net Lease.

(g)           None of the Penvest Trust, the Louisiana Trust nor the Nevada Partnership have received written notice of any uncured default from any of (i) Lessee under the Net Lease; (ii) Guarantor under the Net Lease Guaranty, or (iii) Lender under the Indenture.

Notwithstanding the foregoing, the Penvest Trust has received or delivered the correspondence described on Schedule C hereto (copies of which have been provided to Purchaser and Purchaser acknowledges receipt of same), and Purchaser acknowledges and agrees that such correspondence do not constitute a breach of any representation made by Seller in this Agreement.

(h)           Seller has delivered to Purchaser true and complete copies of the Material Organizational Documents and, to Seller's actual knowledge, the Material Organizational Documents are in full force and effect. The Material Organizational Documents have not been further amended. Provided Purchaser is not in default under this Agreement, except with respect to the actions contemplated by Section 2.03 (c), Seller shall not amend any of the Material Organizational Documents from and after the date of this Agreement without Purchaser's consent, which shall not be unreasonably withheld or delayed.

(i)           The Penvest Trust (i) owns 100% of the beneficial ownership in the Louisiana Trust, (ii) owns a 99% limited partnership interest in the Nevada Partnership and (iii) is the sole shareholder of the Nevada Corporation, which owns a 1% general partnership interest in the Nevada Partnership.

(j) Seller owns the Sale Assets free and clear of any lien, security interest or encumbrance thereon. There are no rights, options or other agreements of any kind to purchase, acquire, receive or issue any interest of Seller in and to the Sale Assets.

(k)           (i)           The Louisiana Trust has legal title to the Property located in the state of Louisiana, subject to the existing state of title to such Property.

(ii)           The Nevada Partnership has legal title to the Property located in. the state of Nevada, subject to the existing state of title to such Property.

(iii)           The Penvest Trust has legal title to the other Properties, subject to the existing state of title to such Properties.

(1)           None of the Penvest Trust, the Louisiana Trust or the Nevada Partnership have incurred any liabilities, indebtedness or obligations, except for (i) their obligations under the Property Material Agreements, (ii) their obligations under the Material Organizational Documents, (iii) obligations arising from or relating to the ownership of their respective interests in any Property which are the responsibility of Lessee to pay, perform or indemnify with respect to under the Net Lease as long as it is in effect, (iv) their obligations arising in the ordinary course of business relating to the maintenance of the status of the Penvest Trust as a Delaware business trust, the Louisiana Trust as a Louisiana trust, the Nevada Corporation as a Delaware corporation and the Nevada Partnership as a Delaware limited partnership and the maintenance of their qualifications to do business in such other jurisdictions where they have qualified to do business, (v) obligations arising under any matter appearing of record against any Property, (vi) customary unsecured trade debt which will not exceed One Hundred and no/100 Dollars ($100.00) as of the Closing Date (other than trustee fees), and (vii) Seller's obligation to pay trustee fees to Wilmington Trust Company, William J. Wade or any successor trustee of the Penvest Trust. In the case of the obligations described in clauses (i), (ii), (iii) and (v), Seller has not received written notice from Lender or Lessee of any uncured default with respect to such obligations. In the case of the obligations described in clauses (iv), (vi) and (vii), Seller does not have actual knowledge of any uncured default with respect to such obligations. None of the Penvest Trust, the Louisiana Trust nor the Nevada Partnership owns any assets, except (i) relating to the ownership of their respective interests in any Property and the Penvest Trust's interests in the Louisiana Trust, the Nevada Corporation and the Nevada Partnership, and (ii) bank accounts (including the their rights to the Central Account (as such term is defined in the Central Account Agreement)). Other than their respective interests in the Central Account, no interests in bank accounts held by the Penvest Trust, the Louisiana Trust, the Nevada Partnership or the Nevada Corporation will be retained by the Penvest Trust, the Louisiana Trust, the Nevada Partnership or the Nevada Corporation, as the case may be, after the Closing or will be transferred to Purchaser in connection with this transaction.

(m)           Seller has not filed any election to treat either the Penvest Trust or the Louisiana Trust as a corporation for federal or state income tax purposes. Provided Purchaser is not in default under this Agreement, Seller shall not file or permit to be filed any such election without Purchaser's consent. The federal and state income tax returns filed for the Penvest Trust state that the Penvest Trust is a "grantor trust". No income tax return was filed for the Louisiana Trust; the information that Seller would have included in such an income tax return had one been filed was included in the appropriate returns for the Penvest Trust.

(n)            None of the Penvest Trust, the Louisiana Trust or the Nevada Partnership have any employees nor have they maintained any employee benefit plan, collective bargaining agreement, severance agreement or other similar arrangement. None of such entities have ever had any obligation to any employee benefit plan or in any way been party to or legally bound by any employee benefit plan, and there are no negotiations, demands or proposals involving such entities that are pending or that have been made which concerned matters that would be covered by such employment benefit plans.

(o)           The business records that the Penvest Trust possesses for the day to day operations of the Properties are maintained at the New York office of U.S. Realty Advisors, LLC, and not at the office of Seller.

For purposes of this Section 3.01 and Section 4.04(d), references to "Seller's actual knowledge" or words of similar import shall mean the actual knowledge of Jack Genende, David M. Ledy, and Jonathan M. Molin, all of whom are senior officers with responsibility for the Sale Assets of U.S. Realty Advisors, LLC, the Managing Member of Seller (collectively, the "Designated Parties"), and shall not be construed, by imputation or otherwise, to impose upon the Designated Parties any duty to investigate the matter to which it has actual knowledge. Purchaser acknowledges that the Designated Parties are Seller's Parties (as defined in Section 2.05 (c) (iv) hereof) and shall have no personal liability hereunder. For purposes of this Section 3.01 and Sections 4.04(c) and (d), references to "written notice to Seller, Penvest Trust, the Louisiana Trust or the Nevada Partnership" or words of similar import shall mean written notice to Seller, Penvest Trust, the Louisiana Trust or the Nevada Partnership, as the case may be, received by U.S. Realty Advisors, LLC, 1370 Avenue of the Americas, New York, New York 10019 and received subsequent to the date of this Agreement.

Seller shall not willfully take any action (except for action that is required by the Property Material Agreements, as reasonably determined by Seller in its sole and absolute discretion (provided that Seller shall promptly give Purchaser notice of any such action, which notice may be given after such action has been taken), or as to which Purchaser shall have given its prior written consent, which shall not be unreasonably withheld or delayed, or action that is contemplated by the provisions of Section 2.03(c)) that would cause the representations and warranties in this Section 3.01 to be untrue in any material and adverse respect as of the Closing Date.

With respect to a violation of a representation or warranty of Seller (whether contained in this Agreement or made pursuant hereto) discovered by Purchaser after the Closing, such representations and warranties of Seller shall survive the Closing for a period of one (1) year, subject to the terms of Section 2.05(c) (ii), and Purchaser's remedies in connection with the breach thereof shall expire upon the first anniversary of the Closing; provided, however, that such one year period shall be deemed tolled for a violation if a claim has been made in writing by Purchaser to Seller with respect to such violation within such one year period and a lawsuit for such claim has been filed within 60 days after such one year period.

3.02.            Purchaser Representations and Warranties. Purchaser represents and warrants to Seller that as of the date hereof:

(a)           Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b)           Purchaser has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings it is required to deliver hereunder, if any (collectively, the "Purchaser Closing Documents"), and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchaser Closing Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement does, and when executed by Purchaser, the other Purchaser Closing Documents shall, constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles. Neither the execution nor the delivery by Purchaser of this Agreement or the Purchaser Closing Documents nor the consummation of the transactions contemplated hereby shall violate any provision of Purchaser's organizational documents. Except for Lender's Consent, no filings, approvals, authorization, consents, orders, permits or qualifications with, of or from any third parties are required to be made or obtained by Purchaser for the execution and delivery of this Agreement, the Purchaser Closing Documents or the consummation of the transactions contemplated hereby.

(c)           There is no action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the best knowledge of Purchaser, threatened against Purchaser which, if deteitnined adversely to Purchaser, could reasonably be expected to interfere in any material respect with the ability of Purchaser to perform its obligations under this Agreement.

(d)           Purchaser is not actively engaged in the management, operation and/or franchising of thirty (30) or more limited service budget motels.

With respect to a violation of a representation or warranty of Purchaser (whether contained in this Agreement or made pursuant hereto) discovered by Seller after the Closing, such representations and warranties of Purchaser shall survive the Closing for a period of one (1) year, subject to the terms of Section 2.05(c), and Seller's remedies in connection with the breach thereof shall expire upon the first anniversary of the Closing; provided, however, that such one year period shall be deemed tolled for a violation if a claim has been made in writing by Purchaser to Seller with respect to such violation within such one year period and a lawsuit for such claim has been filed within 60 days after such one year period.

3.03            Tax Matters.

(a)           Seller shall indemnify and hold harmless Purchaser, from and against any and all_ Federal, state or local income taxes (including interest and penalties applicable thereto) payable by the Penvest Trust, the Louisiana Trust, the Nevada Partnership or the Nevada Corporation for periods prior to the Closing Date, provided that: (i) Purchaser shall promptly notify Seller in writing as soon as it becomes aware of any matter that may require indemnification under this Section 3.03, including, without, limitation, the commencement of an audit or legal proceeding, and shall promptly provide Seller with copies of any documents received by Purchaser in connection therewith; (ii) Seller shall have the right, at its sole expense, to defend, compromise and settle any and all claims covered by this indemnification and to control all communications with any taxing authority; (iii) Purchaser shall neither make nor permit to be made any income tax filings with respect to the Nevada Corporation or the Nevada Partnership or, for periods prior to the Closing Date, the Penvest Trust or the Louisiana Trust, and shall refer all inquiries with respect thereto to Seller, and (iv) Purchaser shall reasonably cooperate with Seller, at no out-of-pocket cost to Purchaser, in its investigation, defense or settlement of any such claim. Seller's obligations under this Section 3.03 shall survive the Closing for a period coterminous with the applicable statute of limitations for such income taxes.

(b) Seller shall be responsible for any income tax returns that are required to be filed by the Penvest Trust or the Louisiana Trust for periods prior to Closing and Purchaser shall be responsible for any income tax returns that are required to be filed by the Penvest Trust or the Louisiana Trust for periods from and after Closing.

ARTICLE IV
Conditions

4.01.           The obligation of Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of all the following conditions, any one or more of which may be waived in writing by Seller:

(a)           Seller shall have received payment of the Purchase Price in accordance with Section 2.02 of this Agreement.

(b)           The representations and warranties of Purchaser set forth in Section 3.02 of this Agreement shall be true and correct in all material respects.

(c)           Purchaser shall have delivered all of the documents and other items described in Section 5.01.

(d)           Lender's Consent shall have been obtained. Purchaser acknowledges that obtaining Lender's Consent will require Purchaser's cooperation. In connection therewith, Purchaser shall, at its sole cost and expense (except, with respect to clause (iv) of this Section, as otherwise provided in Section 2.04 hereof), and shall cause its affiliates and employees to promptly, (i) provide such information, (ii) execute and deliver such certificates, instruments and agreements, (iii) deliver acceptable legal opinions, addressed to Lender and the Rating Agencies (as defined in the Indenture), including, without limitation, a substantive non-consolidation opinion, and (iv) take such other actions as are required by the Indenture and any other loan documents in connection with the transaction contemplated by this Agreement and such other actions as may be reasonably requested by Seller, Lender and/or the Ratings Agencies (including any of the foregoing actions as may be requested by Seller as may be necessary to satisfy the requirements in the Indenture).

4.02.                      The obligation of Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of all of the following conditions, any one or more of which may be waived in writing by Purchaser:

(a)           Seller shall have delivered all of the documents and other items described in Section 5.02.

(b)           The representations and warranties of Seller set forth in Section 3.01 above shall be true and correct in all material respects, except for any matters that are Lessee's responsibility under the Net Lease.

(c)           Lender's Consent shall have been obtained by Seller.

4.03.           Remedy Upon Failure of Condition. In the event any of the conditions to Seller's or Purchaser's obligations to consummate the transactions contemplated by this Agreement set forth in this Article IV are not satisfied on or before the Closing Date (other than by reason of any default by Seller or Purchaser under this Agreement), then the sole remedy of Purchaser or Seller shall be to terminate this Agreement upon the giving of written notice to the other party whereupon this Agreement shall be terminated (other than the parties' obligation to pay Lender's expenses as and to the extent provided under Section 2.04 and 2.05(a), as applicable) and Purchaser shall be entitled to receive the Deposit (together with any interest earned thereon) less any portion thereof required to satisfy such obligations of Purchaser not theretofore satisfied, and thereafter neither Seller nor Purchaser shall have any further obligations hereunder other than any obligations expressly stated to survive the termination or expiration of this Agreement.

4.04.           "As Is" Sale/Title.

(a)           Purchaser acknowledges that, prior to the execution of this Agreement, Purchaser had the opportunity to conduct such due diligence investigation of the physical and environmental condition of the Properties and such other matters as may affect the Properties or the Sale Assets as Purchaser deemed appropriate, including without limitation title to the Properties. Seller makes no representation or warranties with respect to any matter whatsoever, including, without limitation, the Sale Assets or the physical aspects and condition of the Properties, except as expressly set forth herein. Purchaser shall accept the Sale Assets in their "as is" condition and the Properties in their "as is" condition and in an "as is" state of repair, except for the representations with respect thereto expressly set forth herein. Purchaser agrees that, except as expressly set forth herein, Seller shall not be bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Sale Assets and Properties made, furnished or claimed to have been made or furnished by Seller or any other person or entity, or any partner, employee, consultant, agent, attorney or other person representing or purporting to represent Seller whether verbally or in writing. Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made and do not make any verbal or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement or in a certificate delivered pursuant to Section 5.02(c) updating the representations and warranties expressly set forth in this Agreement, and, in particular, that no such representations and warranties have been made with respect to the physical or environmental condition or operation of the Properties, the actual or projected revenue and expenses of the Properties, or the zoning and other laws, regulations and rules applicable to the Properties. Purchaser has not relied and is not relying upon any representations or warranties other than the representations and warranties expressly set forth in this Agreement, or upon any statements made in any informational materials with respect to the Sale Assets or the Properties provided by Seller or any other person or entity, or any shareholder, employee, consultant, agent, attorney or other person representing or purporting to represent Seller.

(b)           Purchaser has received a copy of the existing title insurance policies for the Properties (the "Title Policies") issued by Chicago Title Insurance Company (the "Title Insurer") and a copy of the existing survey. At the Closing, Purchaser shall accept title to the Properties with all exceptions to title shown on the Title Policies. If any update of the Title Policies sets forth any exceptions to title which arise after the date of this Agreement and prior to the Closing and will be prior to the Penvest Trust's, the Louisiana Trust's or the Nevada Partnership's interest in the Properties which are not reflected in the Title Policies (other than liens for real estate taxes and other liens and encumbrances which under the terms of the Net Lease the Lessee is obligated to pay, perform or release or to have paid, performed or released and other than any exception to title that is placed of record in accordance with the terms of any Property Material Agreement), Purchaser shall have the right to terminate this Agreement by giving notice to Seller of such election to terminate this Agreement within five business days of Purchaser receiving such title update, time being of the essence with respect to such date. If Purchaser gives such notice to terminate this Agreement in accordance with the foregoing, this Agreement shall be terminated (other than the parties' obligation to pay Lender's expenses under Section 2.04 or 2.05(a), as applicable) and Purchaser shall be entitled to receive the Deposit (together with any interest earned thereon) less any portion thereof required to satisfy such obligations of Purchaser not theretofore satisfied, and thereafter neither Seller nor Purchaser shall have any further obligations hereunder other than any obligations expressly stated to survive the termination or expiration of this Agreement. If Purchaser shall not terminate this Agreement in accordance with this Section, Purchaser's right to do so shall be irrevocably waived and Purchaser shall not have the right to object to such additional exceptions shown in such title updates. If Purchaser elects to obtain new owner's title insurance policies, Purchaser shall be responsible for ordering and paying for such policies and for any endorsements Purchaser shall not have the right to object to any matters which are in the Title Policies or in the existing surveys or any other matters described above as not giving rise to a right to terminate this Agreement.

(c)           In the event that Seller receives written notice that a "significant portion" of any two or more Properties is or will be taken by eminent domain, Seller shall notify Purchaser of such fact and Purchaser may elect to terminate this Agreement by written notice to Seller within ten (10) days after Purchaser is notified that a "significant portion" of any two or more Properties has been or will be taken by eminent domain (time being of the essence with regard to Purchaser's obligation to deliver notice on or before such date), in which case Purchaser shall cause Escrow Agent to return to Purchaser the Deposit (less such portion thereof as shall be necessary to satisfy the obligations of Purchaser to pay the costs and expenses contemplated under Section 2.04(b)(iii) or 2.05(a), as applicable, to the extent not theretofore satisfied), whereupon this Agreement shall terminate and the parties to this Agreement shall have no further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof). If Purchaser has not elected to terminate this Agreement in accordance with this paragraph, then this Agreement shall remain in full force and effect, the parties shall proceed to close the transaction contemplated hereby in accordance herewith, and there shall be no reduction in the Purchase Price. For purposes of this Section 4.04 (c), a "significant portion" of any Property shall be deemed to be any portion of any Property which when subject to a condemnation proceeding gives rise to the right of the Lessee under the Net Lease to terminate such Net Lease relative to such Property. In the event that the Closing takes place and one or more Properties are taken by eminent domain, Purchaser shall be entitled to the rights of the Penvest Trust, the Louisiana Trust or the Nevada Partnership, as the case may be, set forth in the Net Lease and the Indenture (including, without limitation, the rights, if any, to condemnation proceeds with respect to such condemnation).

(d)           In the event that Seller has actual knowledge or receives written notice that a "substantial portion" of any two or more Properties are damaged or destroyed by casualty, Seller shall notify Purchaser of such fact and Purchaser may elect to terminate this Agreement by written notice to Seller within ten (10) days after Purchaser is notified that a "substantial portion" of any two or more Properties have been damaged or destroyed by casualty (time being of the essence with regard to Purchaser's obligation to deliver notice on or before such date), in which case it shall cause Escrow Agent to return to Purchaser the Deposit (less such portion thereof as shall be necessary to satisfy the obligations of Purchaser to pay the costs and expenses contemplated under Section 2.04(b)(iii) or 2.05(a), as applicable, to the extent not theretofore satisfied), whereupon this Agreement shall terminate and the parties to this Agreement shall have no further rights or obligations hereunder (other than any such rights or obligations that are expressly stated in this Agreement to survive the termination thereof). If Purchaser has not elected to terminate this Agreement in accordance with this paragraph, then this Agreement shall remain in full force and effect, the parties shall proceed to close the transaction contemplated hereby in accordance herewith, and there shall be no reduction in the Purchase Price. For purposes of this Section 4.04 (d), a "substantial portion" of any Property shall be deemed to be any portion of any Property which when subject to a casualty gives rise to the right of the Lessee under the Net Lease to terminate such Net Lease relative to such Property. In the event that the Closing takes place and a Property is damaged or destroyed by casualty, Purchaser shall be entitled to the rights of the Penvest Trust, the Louisiana Trust or the Nevada Partnership, as the case may be, set forth in the Net Lease and the Indenture (including, without limitation, the rights, if any, to insurance proceeds with respect to such casualty).

(e)           Seller shall give Purchaser, Purchaser's counsel, accountants and other representatives access, during normal business hours and upon reasonable prior notice during the period prior to the Closing Date, to the contracts and other documents and written correspondence (but not e-mail communication that has not been printed) relating to the Penvest Trust, the Louisiana Trust, the Nevada Partnership and the Properties that are maintained at the New York office of U. S. Realty Advisors, LLC and that Seller, in its sole judgment, does not consider confidential or proprietary. Without limiting the generality of the foregoing, the financial books and records and income tax returns of the Penvest Trust, the Louisiana Trust and the Nevada Partnership and any appraisals of the Properties in the possession of U.S. Realty Advisors, LLC, the Penvest Trust, the Louisiana Trust and the Nevada Partnership are considered proprietary. Seller shall provide to Purchaser photocopies of such non-confidential and non-proprietary documents and correspondence as Purchaser shall reasonably request at the time of its inspection.

4.05.           Escrow Provision.

(a)           The Deposit has been delivered by Purchaser to Escrow Agent as provided above. The parties agree that the Deposit shall be held by Escrow Agent in escrow and disposed of only in accordance with the provisions of this Section 4.05. Escrow Agent shall have the right to hold the Deposit in escrow in the event of any contested claims by either party relating to the Deposit. The Deposit (including any interest thereon) shall be paid over to the party entitled to receive the Deposit in accordance with this Section 4.05.

(b)           Escrow Agent will deliver the Deposit to Seller or Purchaser upon the following conditions:
(i)           At the Closing, upon the consummation thereof, Escrow Agent shall deliver the Deposit, including any interest earned thereon, to Seller; or

(ii)           Escrow Agent shall deliver the Deposit (including any interest earned thereon) or a portion thereof to Seller and/or Purchaser, as the case may be, upon receipt of written demand therefor, stating that this Agreement is being terminated upon the disbursement of the Deposit in accordance with the terms hereof or that the Closing has not taken place under this Agreement by reason of the failure of any party to comply with its obligations hereunder and therefore the other party is entitled to the Deposit (including any interest earned thereon) or a portion thereof, and in such event, Escrow Agent shall deliver the Deposit (including any interest earned thereon) or a portion thereof to Seller and/or Purchaser, as the case may be; provided, however, that Escrow Agent shall not honor such demand until more than ten (10) days after Escrow Agent has given a copy of such demand to the other party, nor thereafter if Escrow Agent shall have received written notice of objection from such other party in accordance with the provisions of Section 4.05(c).

(c)           Upon the filing of a written demand for the Deposit by Purchaser or Seller, pursuant to subsection (ii) of Section 4.05(b), Escrow Agent shall promptly give a copy thereof to the other party. The other party shall have the right to object to such delivery by filing written notice of such objection with Escrow Agent at any time within ten (10) days after the giving of such copy to it, but not thereafter. Such notice shall set forth the basis for objecting to such delivery of the Deposit. Upon receipt of such notice, Escrow Agent shall promptly give a copy thereof to the party who filed the written demand. Any notice or copy thereof given pursuant to this paragraph shall be given in a manner permitted by Section 6.01 of this Agreement.

(d)           In the event Escrow Agent shall have received the notice of objection provided for in Section 4.05(c) within the time therein prescribed, Escrow Agent shall continue to hold the Deposit until (i) Escrow Agent receives written notice executed on behalf of both Seller and Purchaser directing the disbursement or delivery thereof, in which case Escrow Agent shall then disburse or deliver in accordance with said direction, or (ii) in the event of litigation between Seller and Purchaser, Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may, at Escrow Agent's option, elect in order to terminate Escrow Agent's duties as Escrow Agent, including but not limited to deposit in Court and an action in interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party. In the event any dispute arises between Seller and Purchaser, the parties agree and Purchaser consents that Escrow Agent may act as counsel for Seller.

(e)           Escrow Agent may act upon any instrument or other writing believed by it, in good faith, to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement except for Escrow Agent's own willful default or gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Purchaser or Seller which, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and disburse the Deposit pursuant to Section 4.05(d) and may decline to take any other action.

(f)           Escrow Agent shall use the Deposit to purchase U.S. Treasury Notes or Bills or deposit the Deposit in a money market account or other interest bearing account at Citibank, N.A. or other bank acceptable to the parties.

(g)           Seller and Purchaser hereby agree to jointly and severally indemnify and hold Escrow Agent harmless from any damage, cost, liability or expense (including, but not limited to, reasonable legal fees, which may include an amount equal to Escrow Agent's standard charges to third parties if Escrow Agent elects to act as its own counsel) which Escrow Agent may incur by reason of its acting hereunder, without prejudice to any right either party may have to recover from the other party for any such damage, cost, liability or expense and excluding any damages, costs, liabilities or expenses which arise by reason of the gross negligence or willful misconduct of Escrow Agent.

ARTICLE V
Closing Deliveries

5.01           Purchaser's Closing Deliveries. At or prior to the Closing, Purchaser shall make or cause to be made the following deliveries:

(a)           Purchaser shall have executed and delivered to Seller the Assignment.

(b)           Purchaser shall have delivered to Seller evidence as to the authority of the person or persons executing documents on behalf of Purchaser.

(c) Purchaser shall have delivered to Seller a certificate of Purchaser executed by an officer of Purchaser, dated the Closing Date, stating that the representations and warranties of Purchaser are true and correct as of the Closing Date in all material respects.

5.02           Seller's Closing Deliveries. At or prior to the Closing, Seller shall make or cause to be made the following deliveries:

(a)           Seller shall have executed and delivered to Purchaser the Assignment.

 (b) Seller shall have executed and delivered to Purchaser a certificate of "non-foreign person" status that meets the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended.

(c)           Seller shall have delivered to Purchaser a certificate of Seller executed by an authorized person, dated the Closing Date, stating that the representations and warranties of Seller are true and correct as of the Closing Date in all material respects, except for such representations and warranties set forth in Section 3.01 (a)(iv), 3.01(h), 3.01(i) and 3.01 (k)(ii) that are no longer true and correct as a result of the liquidation of the Nevada Corporation and the Nevada Partnership as contemplated by Section 2.03(c) and except for matters that Seller shall specify that are Lessee's responsibility under the Net Lease; provided, however, that the inability of Seller to deliver such certificate as a result of a change in facts and circumstances which did not result from a breach by Seller of its obligations under the penultimate paragraph of Section 3.01 shall not constitute a default of Seller or refusal by Seller to perform its obligations in accordance with this Agreement but instead shall constitute a failure to satisfy a condition pursuant to Section 4.03 hereof.

(d)           Seller shall have delivered to Purchaser the original or certified copies of the Material Organizational Documents.

(e)           Seller shall have delivered to Purchaser the original or certified copies of the Property Material Documents.

(f)           Seller shall have delivered to Purchaser evidence as to the authority of the person or persons executing the Seller Closing Documents on behalf of Seller and Seller shall have previously delivered to Purchaser pursuant to Section 3.01(a)(ii) evidence of good standing of the Penvest Trust in its jurisdiction of formation and such other jurisdictions where it has qualified to do business.

(g)           Seller shall have delivered to Purchaser separate estoppel certificates executed by (i) Lessee substantially in the form attached on Schedule D hereto, and (ii) Guarantor substantially in the form attached on Schedule E hereto; provided, however, that a failure to deliver any such estoppel certificate to Purchaser shall not constitute a default by Seller or refusal by Seller to perform its obligations in accordance with this Agreement but instead shall constitute a failure to satisfy a condition pursuant to Section 4.03 hereof.

(h)           Seller shall have delivered Lender's Consent to the transfer of the Sale Assets; provided, however, that a failure to deliver such consent shall not constitute a default by Seller or a refusal by Seller to perform its obligations in accordance with this Agreement but instead shall constitute a failure to satisfy a condition pursuant to Section 4.03 hereof.

(i)           Seller shall deliver to Corporation Services Company a notice with respect to the transfer of the Sale Assets.

(j) Seller shall deliver to the trustee of the Penvest Trust and the Louisiana Trust notice of the transfer of the Sale Assets as required by the respective trust agreements of the Penvest Trust and the Louisiana Trust.

ARTICLE VI
Miscellaneous

6.01.            Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by overnight courier, or by facsimile transmission to the parties at the following addresses or facsimile numbers:

If to Seller, to:

USRA Leveraged Net Lease, LLC
c/o U.S. Realty Advisors, LLC
1370 Avenue of the Americas
 New York, New York 10019
 Facsimile No.: (212) 581-4950
Attn: Mr. David M. Ledy

with a copy, which shall not constitute notice, to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Facsimile No.: (212) 969-2900
 Attn: Wendy J. Schriber, Esq.

If to Purchaser, to:

Motel Assets Holdings LLC
5847 San Felipe, Suite 2600
Houston, Texas 77057
Facsimile No.: (713) 267-3709
 Attn: J. Richard Rosenberg

with a copy, which shall not constitute notice, to:

Motel Assets Holdings LLC
 5847 San Felipe, Suite 2600
Houston, Texas 77057
Facsimile No.: (713) 267-3702
Attn: Erik A. Eriksson, Esq.

All such notices, requests and other communications will (i) if delivered personally or by overnight courier to the address as provided in this Section, be deemed given upon delivery, and (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

6.02.            Broker. (a) Seller represents and warrants that neither Seller nor any of its affiliates or any of their respective directors, officers, partners, managers or members have dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Seller shall indemnify, defend and hold harmless Purchaser from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys' fees and disbursements, which may be asserted against or incurred by Purchaser arising from a breach of Seller's representation contained in this Section 6.02(a).

(b)           Purchaser represents and warrants that neither Purchaser nor any of its affiliates or any of their respective directors, officers, partners, managers or members have dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Purchaser shall indemnify, defend and hold harmless Seller from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys' fees and disbursements, which may be asserted against or incurred by Seller arising from a breach of Purchaser's representation contained in this Section 6.02(b).

6.03.           Entire Agreement. This Agreement, including all schedules and exhibits hereto, the Seller Closing Documents, the Purchaser Closing Documents and the Right of Access Agreement supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

6.04.           Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

6.05.           Modification. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

6.06. Successors and Assigns. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. Subject to the terms of this Section, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Purchaser, except to an affiliate of Purchaser controlled by Purchaser, provided such assignee agrees to assume, pursuant to an instrument acceptable to Seller, the obligations of Purchaser hereunder. No such assignment shall relieve the purchaser named herein of its obligations under this Agreement and, subsequent to any such assignment the liability of such named purchaser hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent purchaser hereunder from liability, to all of which Purchaser consents in advance.

6.07.           Interpretation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, valid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

6.08.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

6.09.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first above written.

SELLER:

USRA LEVERAGED NET LEASE, LLC

By: U.S. Realty Advisors, LLC, Managing Member

By:	/s/ David M. Ledy
                 Name:  David M. Ledy
Title:  Executive Vice President

PURCHASER:

MOTEL ASSETS HOLDINGS LLC

By:	/s/ J. Richard Rosenberg
    J. Richard Rosenberg
                        Vice President and Chief Executive Officer

The undersigned hereby joins in this Agreement for the purpose of acknowledging receipt of the Deposit and agreeing to hold the Deposit in escrow in accordance with the provisions of Section 4.05 hereof:

PROSKAUER ROSE LLP

By:	s/ Wendy J. Schriber
                                              Name:  Wendy J. Schriber
                                                                                                                                Partner